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                                                                    EXHIBIT 12.2
                        SECURITY CAPITAL PACIFIC TRUST
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED SHARE DIVIDENDS

                       (DOLLAR AMOUNTS IN THOUSANDS)
                                (UNAUDITED)




                                            NINE  MONTHS ENDED
                                               SEPTEMBER 30,                     TWELVE MONTHS ENDED DECEMBER 31,
                                               -------------                     --------------------------------
                                          1997           1996         1996       1995         1994      1993       1992
                                          ----           ----         ----       ----         ----      ----       ----

Earnings from operations             $ (3,516)(1)    $  72,099     $  94,089  $  81,696    $ 46,719   $ 23,191   $  9,037
Add:
     Interest expense...............   45,702           22,401        35,288     19,584      19,442      3,923      3,214
                                     ---------       ---------    ----------  ---------      -------   --------   -------
Earnings as adjusted................ $ 42,186        $  94,500     $ 129,377  $ 101,280    $ 66,161   $ 27,114   $ 12,251
                                     =========       =========     =========  =========     =======   ========   ========
Combined fixed charges and preferred
  share dividends:
     Interest expense............... $ 45,702        $  22,401     $  35,288  $  19,584    $ 19,442   $  3,923   $  3,214
     Capitalized interest...........   13,332           12,824        16,941     11,741       6,029      2,818        989
                                     ---------       ---------     ---------  ---------    --------   --------   --------
       Total fixed charges..........   59,034           35,225        52,229     31,325      25,471      6,741      4,203
Preferred share dividends ..........   14,625           18,956        24,167     21,823      16,100      1,341         --
                                     ---------       ---------    ----------  ---------    ---------- ---------  --------
Combined fixed charges and preferred
  dividends......................... $ 73,659        $  54,181     $  76,396  $  53,148    $ 41,571   $  8,082   $  4,203
                                     ========        =========     ========== =========    ========   ========   ========

Ratio of earnings to combined fixed
  charges and preferred share
  dividends.........................        0.6 (1)        1.7           1.7        1.9         1.6       3.4         2.9
                                     =========       ==========    ========== =========    ========   ========   ========







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(1)  Earnings  from  operations  for 1997  includes a  one-time  charge of $71.7
     million   associated  with  costs  incurred  in  acquiring  the  Management
     Companies from an affiliate. Excluding this charge, the ratio of earnings to combined fixed charges and preferred share dividends for the nine months ended September 30, 1997 would be 1.5.